Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

Chordiant Software, Inc.
Cupertino, California

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 pertaining to the 2005 Equity Incentive Plan of Chordiant Software, Inc., of our reports dated November 15, 2007, relating to the consolidated financial statements and financial statement schedule, and the effectiveness of Chordiant Software, Inc.’s internal control over financial reporting, appearing in the Company’s Annual Report on Form 10-K for the year ended September 30, 2007.

/s/ BDO Seidman, LLP

BDO Seidman, LLP
San Jose, California
May 5, 2008